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                                                                    EXHIBIT 21.1

                  SUBSIDIARIES OF ADVANCED MEDICAL OPTICS, INC.


                                                    PLACE OF INCORPORATION
     NAME OF SUBSIDIARY                             OR ORGANIZATION
     ------------------                             ----------------------
1.   AMO Holdings, LLC                              United States (Delaware)
2.   AMO Spain Holdings, LLC                        United States (Delaware)
3.   AMO U.K. Holdings, LLC                         United States (Delaware)
4.   AMO Nominee Holdings, LLC                      United States (Delaware)
5.   Advanced Medical Optics Australia Pty. Ltd.    Australia
6.   AMO Belgium BVBA                               Belgium
7.   AMO Brasil Ltda.                               Brazil
8.   AMO Canada Company                             Canada
9.   AMO Puerto Rico Manufacturing, Inc.            Cayman Islands
10.  AMO Ireland                                    Cayman Islands
11.  AMO (Hangzhou) Co., Ltd.                       China
12.  AMO Denmark ApS                                Denmark
13.  AMO France SAS                                 France
14.  AMO Germany GmbH                               Germany
15.  AMO Asia Limited                               Hong Kong
16.  Allergan Trading International Ltd.            Ireland
17.  AMO International Holdings                     Ireland (Non Resident)
18.  AMO Italy SrL                                  Italy
19.  AMO Japan KK                                   Japan
20.  AMO Netherlands BV                             Netherlands
21.  Advanced Medical Optics Norway AS              Norway
22.  Advanced Medical Optics Spain S.L.             Spain
23.  Advanced Medical Optics Norden AB              Sweden
24.  AMO Switzerland GmbH                           Switzerland
25.  AMO United Kingdom, Ltd.                       United Kingdom